EXHIBIT 99.2


                  Susan B. Railey
                  For shareholders and securities brokers
                  (301) 468-3120
                  James T. Pastore
                  For news media
                  (202) 546-6451                     FOR IMMEDIATE RELEASE


        CRIIMI MAE Reports $18.1 Million of Net Income in Second Quarter

Rockville, MD, August 4, 2004 - - CRIIMI MAE Inc. (NYSE: CMM) today reported that net income to common shareholders increased significantly for the second quarter of 2004 to $18.1 million, including a net $8.6 million of other items, or $1.15 per diluted share compared to last year's second quarter net loss to common shareholders of $3.6 million or $0.24 per diluted share.

                   SECOND QUARTER 2004 SIGNIFICANT HIGHLIGHTS

--------------------------------------------------------------------------------

- Increased second quarter 2004 net interest margin by 23% to $13.1 million compared to second quarter of 2003
- Generated $18 million of cash during quarter from the retained CMBS portfolio and non-core assets
- Paid off Bear Stearns debt; reduced recourse exposure to Company from $369 million at March 31, 2004 to $36 million at June 30, 2004
- Shareholders' equity and adjusted book value (as described below) totaled $17.55 and $15.55, respectively, per diluted common share at quarter end, despite a 75 basis point increase in treasury yields from March 31, 2004 to June 30, 2004
- Loans in Special Servicing decreased to an adjusted balance of $693 million as of July 31, 2004 compared to an adjusted balance of $855 million as of March 31, 2004
- Obtained a commitment for a $500 million non-recourse funding facility for new lending business
- Recognized $14.3 million of net gains on derivatives related to increased fair value of $200 million aggregate swap position (liquidated in June 2004)
- Recognized $4.5 million net loss on extinguishment of debt associated with the pay off of Bear Stearns debt and the economically attractive refinancing of the Company's final pool of insured mortgage securities

--------------------------------------------------------------------------------

Barry Blattman, Chairman and Chief Executive Officer, said: "We are extremely pleased with the Company's achievements during the second quarter, particularly the ongoing, long-term benefits we expect to gain from the Deutsche Bank transaction that we closed on June 30th.

"Through this transaction, we paid off $293 million of recourse debt, replaced it with $42 million of limited recourse debt and match-funded most of our core CMBS assets. The result is a restructured balance sheet that strengthens the quality of our cash flows by eliminating substantially all interest rate mismatch in the financing of our retained CMBS and significantly reducing our recourse debt exposure. This positions us to maximize the value of our existing assets and embark on our strategy of growth through commercial mortgage originations.

"The $14 million in net gains were recognized this quarter as a result of the increase in the fair value of our aggregate $200 million of interest rate swaps. These swap positions, which acted as an economic hedge against the impact of rising interest rates on the type of transaction we executed with Deutsche Bank, were liquidated in mid-June 2004 and netted the Company $15 million in proceeds towards the pay off of the Bear Stearns debt," explained Mr. Blattman.

Mark Jarrell, President and Chief Operating Officer, added: "Our agenda is now clear to focus on growth. We have begun the early stages of implementing our originations-based business plan. Along with refinancing our balance sheet during the second quarter, Deutsche Bank also committed to provide us with a new $500 million non-recourse warehouse facility to fund originations. Our focus during the balance of the year is staffing the originations business and putting in place the right systems to differentiate CRIIMI MAE as a premier full-service lender. Our approach is to bring together the best aspects of conduit lenders and the best aspects of portfolio lenders in a way that will meet the needs of borrowers."

FINANCIAL RESULTS

Increase in Second Quarter Net Income
Net income to common shareholders for the second quarter of 2004 increased to $18.1 million or $1.15 per diluted share compared to a net loss to common shareholders of $3.6 million or $0.24 per diluted share for the second quarter of 2003. Net income to common shareholders for the three months ended June 30, 2004 included $14.3 million of net gains on derivatives related to the increase in fair value of the Company's $200 million aggregate notional amount of interest rate swaps, net interest margin of $13.1 million, a $4.5 million loss on extinguishment of debt, and $1.1 million of impairment on CMBS. Additionally, results for this quarter reflect a 13% decrease in operating expenses compared to the second quarter of 2003.

The net loss to common shareholders for the second quarter of 2003 included $8.9 million of impairment recognized on the Company's CMBS.

Increase in Year to Date Net Income
For the first six months of 2004, net income to common shareholders increased to $20.6 million or $1.31 per diluted share compared to net income to common shareholders of $682,000 or $0.04 per diluted share for the same period in 2003. Results for the six months ended June 30, 2004 included $14.6 million of net gains on derivatives, as described above, net interest margin of $24.0 million, a $5.2 million loss on extinguishment of debt, and $4.8 million of impairment charges.

Results for the three and six months ended June 30, 2004 included $4.5 million and $5.2 million, respectively, of loss on extinguishment of debt related to the write-off of unamortized discount and deferred financing costs related to the extinguishment of the Bear Stearns debt and certain non-recourse debt. The loss on extinguishment of the Bear Stearns debt included termination fees.

Net income to common shareholders for the corresponding period in 2003 included $8.9 million of impairment on CMBS, and the following items related to the Company's January 2003 recapitalization: $7.3 million of net gain on extinguishment of debt, $3.1 million of recapitalization expenses and $3.1 million of additional interest expense in connection with the redemption of the Series A and Series B Senior Secured Notes.

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

Increased Net Interest Margin for Second Quarter and First Half of 2004
CRIIMI MAE's net interest margin increased by 23% to $13.1 million for the three months ended June 30, 2004 compared to $10.7 million during the three months ended June 30, 2003. For the six months ended June 30, 2004, CRIIMI MAE's net interest margin increased by 58% to $24.0 million compared to $15.2 million for the first six months of 2003. The increase in net interest margin for the three and six months ended June 30, 2004 is primarily due to reduced borrowing and amortization costs related to the refinancing of our insured mortgage portfolio.

For the three months ended June 30, 2004, total interest income decreased by 6% to $24.9 million as compared to $26.4 million for second quarter of 2003. For the six months ended June 30, 2004, total interest income decreased by 7% to $49.2 million as compared to $53.1 million for the corresponding period in 2003. This decrease was primarily due to the prepayment of the mortgages underlying the Company's insured mortgage securities, and to a lesser extent, the sale of $17.7 million of its FHA loans during the three months ended June 30, 2004.

For the second quarter of 2004, total interest expense decreased by 25% to $11.8 million compared to $15.7 million for the second quarter of 2003. For the six months ended June 30, 2004, total interest expense decreased by 34% to $25.2 million compared to $38.0 million for the same period in 2003. Interest expense for the three and six months ended June 30, 2004 decreased primarily due to prepayments of mortgages underlying the insured mortgage securities and the repayment of the related debt. As noted above, interest expense for the first half of 2003 included $3.1 million of additional interest expense incurred related to the redemption of the Company's Series A and Series B Senior Secured Notes during the redemption notice period.

During the second quarter of 2004, the weighted average effective interest rate on the Company's total debt outstanding was 7.0% compared to 7.4% in the same period in 2003. The average total debt balance was $679 million during the second quarter of 2004 compared to $831 million during the same period in 2003.

LIQUIDITY AND SHAREHOLDERS' EQUITY

As of June 30, 2004, total cash and cash equivalents totaled approximately $25.6 million. The Company also had additional liquidity at quarter end consisting of $3.3 million in liquid securities.

CRIIMI MAE's subordinated CMBS, along with its other assets, continue to generate significant cash. Sources of cash during the three months ended June 30, 2004 included $15.3 million from its core assets (the retained CMBS portfolio, including $1.5 million of cash representing the Company's final interest receipt on that portion of the BB+ rated CMBS issued to Deutsche Bank) and $2.7 million from its non-core assets.

Cash outflows during the three months ended June 30, 2004 included aggregate interest and principal payments on recourse debt of $6.4 million and $1.9 million, respectively, approximately $2.6 million of general and administrative expenses and $434,000 of maintenance fee expense. In addition, during the second quarter of 2004, the Company paid $1.5 million in dividends to its preferred shareholders and $1.3 million in interest rate swap payments.

Unlike most other REITs, CRIIMI MAE is currently able to distribute or retain its net cash flows as a result of its tax net operating loss (NOL) carry forwards. As of June 30, 2004, the Company's NOL carry forward approximated $299.3 million.

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

The Company expects any dividends paid in 2004 to be taxable to the recipients to the extent of the Company's taxable income for the year. The determination of the taxability of a dividend distribution is based on the current year's earnings and profits, which approximates the Company's taxable income. The Company expects to offset taxable income, if any, first with dividends paid deductions on its stock and then utilize its prior year NOL carry forwards in 2004.

As of June 30, 2004, shareholders' equity totaled $330.9 million or $17.55 per diluted common share as compared to $356.9 million or $18.07 per diluted common share at March 31, 2004. The diluted book value per share amounts are based on total shareholders' equity less the liquidation value of the Company's then outstanding preferred stock. The net decrease in total shareholders' equity during the second quarter is primarily the result of the $18.3 million redemption of the Company's Series F and Series G Preferred Stock, a decrease in the fair values of the Company's CMBS primarily due to a 75 basis point increase in treasury yields from March 31, 2004 to June 30, 2004 which was partially offset by spread tightening on certain CMBS, and further offset by net income to common shareholders of $18.1 million for the three months ended June 30, 2004.

Shareholders' equity as of June 30, 2004 includes, among other things, the excess of the carrying amount of the Company's CMBS rated A+ through BBB and the senior interest in its BB+ rated CMBS over the related non-recourse debt. The Company does not actually own these assets but is required by GAAP to include them on its balance sheet. The Company believes that excluding these amounts to arrive at an adjusted book value per common share provides a more meaningful measure of its book value because these CMBS are pledged to secure non-recourse debt and all of the related cash flows are used to service the non-recourse debt. Excluding the net impact of such assets and related debt, adjusted book value was $15.55 per diluted common share and $14.98 per diluted common share as of June 30, 2004 and March 31, 2004, respectively. The net excluded assets were $31.5 million or $2.00 per diluted common share, and $48.6 million, or $3.09 per diluted common share at June 30, 2004 and March 31, 2004, respectively.

CRIIMI MAE had 15,511,369 and 15,384,648 common shares outstanding as of June 30, 2004 and December 31, 2003, respectively.

EXISTING OPERATIONS

As of June 30, 2004, the outstanding principal balance of loans and real estate owned in special servicing totaled $935 million, or 6.5% of the aggregate $14.3 billion of mortgage loans underlying the Company's CMBS. As of June 30, 2004, the cumulative expected loss estimates through the life of the Company's CMBS are anticipated to be approximately $600 million, including cumulative actual realized losses of approximately $193 million. At quarter end, hotel property mortgage loans accounted for $485 million, or 52% of the special servicing portfolio, which includes amounts attributable to the Shilo Inn loans that are expected to be transferred out of special servicing later in 2004, as discussed below.

The July 31, 2004 balance in special servicing, net of $136 million attributable to the Shilo Inn loans, is approximately $693 million, or 4.9% of the aggregate $14.1 billion of mortgage loans underlying the Company's CMBS. This adjusted balance of $693 million represents the lowest balance of mortgage loans in special servicing since October 2001.

The Shilo Inn loans, with total exposure of $136 million at June 30, 2004, were modified in March 2004 and are expected to be returned to the master servicers as "corrected" following a bankruptcy court hearing related to the lenders' application for legal and other professional fees and expenses. This hearing, originally scheduled for June 2004, is now scheduled for August 2004. There can be no assurance that the borrower will continue making the loan payments required under the loan modifications. Distributions on the Company's retained CMBS portfolio, and the related fair value of the retained CMBS portfolio, will continue to be dependent on the borrower's continued performance under the terms of the modified loans.

RECENT ACHIEVEMENTS

CRIIMI MAE Pays Off $293 Million of Recourse Debt
On June 30, 2004, the Company paid off all of its Bear Stearns debt which was secured by its subordinated CMBS. As previously announced, CRIIMI MAE used $237 million of net proceeds from the issuance of a repurchasable senior interest representing approximately 81.5% of the face amount of the Company's BB+ rated CMBS, $15 million of proceeds from the liquidation of its interest rate swaps, and a $42 million draw on a new limited recourse secured borrowing facility from Deutsche Bank to pay off the $293 million of Bear Stearns debt. As a result of this refinancing, recourse exposure to the Company will decrease from $293 million under the retired facility to $4.2 million (representing 10% of the borrowed amount). The cost of the $42 million advance is one-month LIBOR+125 basis points. CRIIMI MAE's $42 million draw is secured by two of the Company's retained CMBS. The Company retained a repurchase option on the senior interest in the BB+ rated CMBS thereby enabling it to continue to benefit from possible future ratings upgrades and increases in value in the remaining core asset portfolio.

Refinancing of Insured Mortgage Portfolio Reduces Interest Expense
In May 2004, the Company reduced and refinanced the $45.7 million balance of its remaining, more costly CMO debt. The sale of $17.7 million of the FHA mortgage loans and the refinancing of the balance of this 7% collateralized mortgage obligation ("CMO-1") at LIBOR plus 10 basis points significantly reduced the Company's borrowing costs. In addition, this sale and refinancing netted approximately $3.4 million in cash to the Company because CMO-1 was over collateralized. CRIIMI MAE recognized a financial statement loss of approximately $1.1 million related to the write-off of unamortized discount and deferred financing costs associated with CMO-1 as a result of the early extinguishment of this debt.

OUTLOOK

"Now that we have met our goal of refinancing our shorter-term recourse debt by the end of the second quarter and have a commitment for a warehouse lending facility, we are looking to hire an EVP of Lending, as well as other credit and closing staff, and implement a hedging program to facilitate our commercial mortgage loan originations program," concluded Mr. Blattman.

SECOND QUARTER CONFERENCE CALL

CRIIMI MAE will hold a conference call to discuss its second quarter earnings on August 5, 2004 at 11:00 am EDT. The conference call access number is (877) 852-7897. A replay of the call will be available through August 12 at (800) 642-1687, conference ID number 8945521.

THE COMPANY

CRIIMI MAE Inc. is a commercial mortgage company structured as a REIT. CRIIMI MAE owns and manages a significant portfolio of commercial mortgage-related assets. Historically, CRIIMI MAE's primary focus was acquiring high-yielding, non-investment grade commercial mortgage-backed securities (subordinated CMBS). The Company's investment focus for the balance of 2004 and beyond is an origination-based plan for new business.

For further information about the conference call or the Company, see the Company's Web site: www.criimimaeinc.com. Shareholders and securities brokers should contact Shareholder Services at (301) 816-2300, e-mail shareholder@criimimaeinc.com, and news media should contact James Pastore, Pastore Communications Group LLC, at (202) 546-6451, e-mail pastore@ix.netcom.com.

Note: Forward-looking statements or statements that contain the words "believe," "anticipate," "expect," "contemplate," "may," "will" and similar and projections contained in this release involve a variety of risks and uncertainties. These risks and uncertainties include whether the Company will be able to maximize the value of its existing assets (by maximizing recoveries on loans in special servicing or otherwise) or achieve or realize upon its other goals or strategies, minimize the risk associated with its assets, return loans to performing status or otherwise successfully resolve defaulted loans, or complete other investment strategies, improve financial performance, support liquidity, effectively hedge its interest rate exposure; the trend in interest rates (including LIBOR) and the impact on the Company's asset values and borrowing costs; the trends in the commercial real estate and CMBS markets; competitive pressures; the trend and effect of defaulted loans, future losses and impact of the reimbursement of master servicer advances on the timing and amount of the Company's equity and cash flows and its need for liquidity; general economic conditions; restrictive covenants and other restrictions under the operative documents evidencing the Company's outstanding secured and other obligations (including a repurchase agreement); the possibility that the Company's trader election may be challenged and that the Company will, therefore, not be able to mark-to-market its securities, or that it will be limited in its ability to recognize certain losses, resulting in an increase in shareholder distribution requirements with the possibility that the Company may not be able to make such distributions or maintain REIT status; as well as the risks and uncertainties that are set forth from time to time in the Company's SEC reports, including its Annual Report on Form 10-K for the most recent year and Quarterly Report on Form 10-Q for the most recent quarter. Such statements are subject to these risks and uncertainties, which could cause actual results to differ materially from those anticipated. CRIIMI MAE assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

                               -tables to follow-

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                      CRIIMI MAE INC.
             CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------

                                                             For the three months ended June 30,   For the six months ended June 30,
                                                                 2004               2003                  2004              2003
                                                            --------------    ---------------        --------------    -------------
Interest income:
   CMBS:
      CMBS pledged to secure recourse debt                $ 16,965,214       $ 15,537,876          $ 32,725,155     $ 31,052,614
      CMBS pledged to secure non-recourse debt               6,555,031          6,575,892            13,086,534       13,133,131
   Insured mortgage securities                               1,385,826          4,275,108             3,403,931        8,927,001
                                                         --------------    ---------------        --------------    -------------
       Total interest income                                24,906,071         26,388,876            49,215,620       53,112,746
                                                         --------------    ---------------        --------------    -------------

Interest expense:
   Recourse debt                                             4,823,673          4,877,091             9,656,223       14,442,659
   Non-Recourse debt                                         6,949,481         10,535,599            15,462,623       22,852,617
   Other                                                        38,003            291,768                80,451          664,013
                                                         --------------    ---------------        --------------    -------------
       Total interest expense                               11,811,157         15,704,458            25,199,297       37,959,289
                                                         --------------    ---------------        --------------    -------------

       Net interest margin                                  13,094,914         10,684,418            24,016,323       15,153,457
                                                         --------------    ---------------        --------------    -------------

Fee/Other income:
   Servicing revenue                                         3,012,501          2,765,026             6,020,317        4,889,587
   Other income                                                221,150            345,550               963,040          816,994
                                                         --------------    ---------------        --------------    -------------
       Total fee/other income                                3,233,651          3,110,576             6,983,357        5,706,581
                                                         --------------    ---------------        --------------    -------------

Operating expenses:
   General and administrative expenses                       2,610,357          2,856,922             5,321,510        5,788,832
   Deferred compensation expense                               144,465              2,789               288,929           19,521
   Depreciation and amortization                               100,621            145,534               217,034          318,824
   Servicing general and administrative expenses             1,843,012          2,237,525             3,768,382        4,468,496
   Servicing amortization, depreciation, and
      impairment expense                                       244,443            554,490               472,170          887,752
   Income tax (expense) benefit                                      -            (13,854)                3,016         (186,230)
   BREF maintenance fee                                        434,000            424,356               868,000          795,667
                                                         --------------    ---------------        --------------    -------------
       Total operating expenses                              5,376,898          6,207,762            10,939,041       12,092,862
                                                         --------------    ---------------        --------------    -------------

Other:
   Net (losses) gains on mortgage security dispositions        (29,140)            38,290              (654,953)         226,500
   Net (loss) gain on extinguishment of debt                (4,493,651)                 -            (5,200,767)       7,337,424
   Impairment of real estate owned                                   -                  -            (2,608,740)               -
   Impairment of CMBS                                       (1,118,990)        (8,947,878)           (1,637,205)      (8,947,878)
   Impairment of mezzanine loan                                      -                  -              (526,865)               -
   Net gains on derivatives                                 14,255,164                  -            14,573,324                -
   Recapitalization expenses                                         -           (531,863)             (242,840)      (3,148,841)
                                                         --------------    ---------------        --------------    -------------
       Total other                                           8,613,383         (9,441,451)            3,701,954       (4,532,795)
                                                         --------------    ---------------        --------------    -------------

Net income (loss) before dividends paid or accrued on
   preferred shares                                         19,565,050         (1,854,219)           23,762,593        4,234,381
Dividends paid or accrued on preferred shares               (1,481,710)        (1,726,560)           (3,208,270)      (3,552,619)
                                                         --------------    ---------------        --------------    -------------
Net income (loss) to common shareholders                  $ 18,083,340       $ (3,580,779)         $ 20,554,323        $ 681,762
                                                         ==============    ===============        ==============    =============

   Earnings (loss) per common share:
       Basic                                                    $ 1.17            $ (0.24)               $ 1.33           $ 0.05
                                                         ==============    ===============        ==============    =============
       Diluted                                                  $ 1.15            $ (0.24)               $ 1.31           $ 0.04
                                                         ==============    ===============        ==============    =============

   Shares used in computing basic earnings
      (loss) per share                                      15,412,242         15,176,070            15,399,074       15,068,051
                                                         ==============    ===============        ==============    =============

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

                     CRIIMI MAE INC.

----------------------------------------------------------------------------------------------------
                                                             As of             As of
Balance Sheet Data                                       June 30, 2004     December 31, 2003
----------------------------------------------------------------------------------------------------
Retained CMBS Portfolio, at fair value                   $ 317,016,236      $ 511,681,345

CMBS pledged to secure non-recourse debt, at fair value    555,965,739        325,321,411

Insured mortgage securities, at fair value                  60,973,114        147,497,658

Cash and cash equivalents                                   25,637,317         21,698,957

Total assets                                               998,666,108      1,069,211,744

Total recourse debt                                         73,681,667        350,042,667

Total non-recourse debt (match-funded and other
   non-recourse debt)                                      584,609,718        415,549,536

Total debt                                                 658,291,385        765,592,203

Shareholders' equity                                       330,920,069        291,779,780

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

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                                                                                For the three months ended
Significant Sources and Uses of Cash                                         June 30, 2004     March 31, 2004
(in millions)                                                                -------------     --------------
Sources and Uses of Cash Related to June 30, 2004 Refinancing Transaction:
   Cash from issuance of senior interest in BB+ bonds                           $ 237.1                $ -
   Cash from liquidation of swap position                                          15.2                  -
   Cash from Deutsche Bank $95 million borrowing facility                          94.7                  -

   Cash used to retire Bear Stearns Debt                                         (293.1)                 -
   Cash used to pay down Bear Stearns $200 million borrowing facility             (52.7)                 -
   Other cash items, net, related to transaction                                   (1.2)                 -

Sources and Uses of Cash related to Equity/Other Transactions:
   Cash used to redeem Series F and G Preferred Stock                             (18.3)                 -
   Cash from sale of Series B Preferred Stock                                         -               14.9
   Cash received/used to exercise clean-up calls related to non-recourse debt       3.1               (1.1)
   Cash used to purchase CMBS                                                      (1.2)                 -

Sources and Uses of Cash Related to Other Activities (1):
   Cash received from Retained CMBS Portfolio (7)                                  15.3  (2)           9.5 (3)
   Cash from non-core assets (4)                                                    2.7                3.8

   Cash used to service debt, excluding match-funded debt:
     Principal payments (7)                                                        (1.9)              (1.8)
     Interest payments (7)                                                         (6.4)(5)           (3.4)
   Cash used to pay interest rate swap (7)                                         (1.3)              (0.8)
   Cash used to pay preferred dividends                                            (1.5)              (1.7)
   General and administrative expenses (6)                                         (2.6)              (2.7)
   BREF maintenance fee (6)                                                        (0.4)              (0.4)


(1) CMSLP's cash is not used to service the Company's debt or pay dividends and is therefore excluded from this summary table. CMSLP retains its cash to fund operations.
(2) Includes $1.5 million, normally received in early July, representing the Company's final interest receipt on that portion of the BB+ rated CMBS issued as a repurchaseable senior interest on June 30, 2004.
(3) The decrease in cash received from the Company's Retained CMBS Portfolio is primarily due to the reimbursement of approximately $3.3 million of excess advances relating to the Shilo Inns loans, and due to increased realized losses and other shortfalls during the period.
(4) Includes cash received from the Company's interests in the AIM Limited Partnerships, insured mortgage securities and mezzanine loans.
(5) The three months ended June 30, 2004 includes the semi-annual interest payment of $2.3 million paid on the senior subordinated secured note and $0.8 million paid as part of the June 30, 2004 refinancing transaction that normally would only have been paid on July 5, 2004.
(6) The general and administrative expenses and BREF maintenance fee are the amounts as reflected in the Company's consolidated income statement.
(7) The June 30, 2004 refinancing transaction is expected to impact the Company's cash flows as follows: Cash received from our Retained CMBS Portfolio will be reduced by approximately $4.5 million per quarter due to the issuance of the 81.5% senior interest in our BB+ rated CMBS; principal and interest payments which aggregated approximately $5.0 million during the quarter ended June 30, 2004, excluding the $0.8 million described above, will no longer be made on the retired Bear Stearns Debt; and interest rate swap payments which aggregated $1.3 million for the period April 1, 2004 through June 15, 2004 will no longer be made on the liquidated swaps which had an aggregate notional amount of $200 million.The Company will make interest payments on $42 million of the $95 million borrowing amount which bears interest at a rate of one-month LIBOR plus 125 basis points.

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